UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2017

HYSTER-YALE MATERIALS HANDLING, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-54799	31-1637659
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5875 LANDERBROOK DRIVE, SUITE 300, CLEVELAND, OHIO		44124-4069
(Address of principal executive offices)		(Zip code)

(440) 449-9600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 6, 2017, Hyster-Yale Acquisition Holding Ltd. (“Acquisition Co.”), a wholly-owned subsidiary of Hyster-Yale Materials Handling, Inc. registered in the United Kingdom, signed an Equity Transfer Agreement (“ETA”) with KNSN Pipe & Pile Company Limited (“KNSN”), pursuant to which Acquisition Co. will purchase 75% of the equity interest of Zhejiang Maximal Forklift Co., Ltd. (“Maximal”) from KNSN for an aggregate purchase price of $90 million. After the closing under the ETA, the remaining 25% of the equity interest of Maximal will be owned by the current senior management of Maximal, through Y-C Hong Kong Holding Company Limited (“HK Holding Co.”). Maximal is a privately held manufacturer of utility and standard lift trucks and specialized materials handling equipment founded in 2006 in the Hangzhou, Zhejiang Province of China.

Under the terms of the ETA, upon the closing, Acquisition Co. will pay $81 million to a jointly-controlled bank account under the name of KNSN, and KNSN is only allowed to use such amount to repay intercompany indebtedness owed by KNSN to Maximal and to remove existing related-party guarantees provided by Maximal. Any balance amount remaining after fulfilling the specified purposes will belong to KNSN. In addition, upon the closing, Acquisition Co. will pay $9 million to an escrow account, which will be released to KNSN in two installments. The first installment of $2.7 million will be released on the second anniversary of the closing and the second installment of $6.3 million will be released on the third anniversary of the closing subject to a number of conditions. The closing of the transaction is subject to customary closing conditions and required regulatory approvals. KNSN is obliged to indemnify Acquisition Co. from and against any breach of representations and warranties and any liabilities and losses associated with the pre-closing operations of Maximal. Either party has a right to terminate the transaction if the closing conditions (other than governmental approvals) have not been satisfied within nine months of the signing, with no penalties on either party. There is no guarantee that the closing will occur either as provided for in the ETA or at all. There is no guarantee that either Acquisition Co. or KNSN will fulfill all conditions to closing and that if not fulfilled, that either party will waive the outstanding conditions to closing.

Moreover, on December 6, 2017, Hyster-Yale Group Inc., a subsidiary of Hyster-Yale Materials Handling, Inc. incorporated in the State of Ohio, signed an incentive agreement with Mr. Jin Hong Lu (“Mr. Lu”), a key member of senior management of Maximal and the majority shareholder of KNSN. Pursuant to this agreement, Hyster-Yale Group Inc. will pay $10 million to Mr. Lu by the third anniversary of the closing under the ETA, provided that Mr. Lu, his immediate family members and any affiliates fully comply with the non-competition, conflict of interest, non-solicitation, and compliance covenants set forth in such agreement.

Furthermore, pursuant to the terms of the ETA, on December 6, 2017, Mr. Lu signed and issued a Guarantee and Undertaking Letter for the benefit of Acquisition Co., guaranteeing KNSN’s performance of all terms, covenants, undertakings and obligations under the ETA, and undertaking to cause and ensure all covenants and closing conditions under the ETA will be fulfilled in accordance with the ETA. In the case of any breach of the ETA by KNSN, Mr. Lu shall be jointly and severally liable for such breach and shall indemnify Acquisition Co. against any losses arising from such breach in accordance with the ETA and applicable laws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 12, 2017	HYSTER-YALE MATERIALS HANDLING, INC.

	By:	/s/ Kenneth C. Schilling
	Name:	Kenneth C. Schilling
	Title:	Senior Vice President and Chief Financial Officer